AMENDED AND RESTATED BYLAWS

OF

SOLAR INTEGRATED ROOFING CORP.

(as amended and restated on 4/1/2022 and effective as of 4/1/2022)

This AMENDED AND RESTATED BYLAWS OF SOLAR INTEGRATED ROOFING CORP, a Nevada corporation, dated as of April 1, 2022 (the “Effective Date”), is adopted, executed and agreed to, for good and valuable consideration, by the Directors (as defined below).

ARTICLE I:

OFFICES

1.1Registered Agent and Office. The registered agent of the Corporation (the “Corporation”) shall be as set forth in the Corporation’s Articles of Incorporation, as amended or restated (the “Articles of Incorporation”) and the registered office of the Corporation shall be the street office of that agent (which need not be a place of business of the Corporation) as the Board may designate in the manner provided by Law. The Board of Directors of the Corporation (the “Board of Directors”) may at any time change the Corporation’s registered agent or office by making the appropriate filing with the Nevada Secretary of State (“SOS”).

1.2Principal Office. The principal office of the Corporation shall be at such place within tor without the State of Nevada as shall be fixed from time to time by the Board of Directors.

1.3Other Offices. The Corporation may also have other offices, within or without the State of Nevada, as the Board of Directors may designate, as the business of the Corporation may require, or as may be desirable.

1.4Books and Records. The Corporation shall keep or cause to be kept complete books and records of the Corporation and its Subsidiaries, with respect to the conduct of the Corporation’s and its Subsidiaries’ business accounts and minutes of the proceedings of its stockholders, any committee, and the Board of Directors. Any records maintained by the Corporation and its Subsidiaries, in the regular course of its business, including its stock ledger, books of account, supporting documentation of the transactions, business accounts and minute books, may be maintained on any information storage device or method that can be converted into clearly legible paper form within a reasonable time. The Corporation shall convert any records so kept on the request of any person entitled to inspect such records pursuant to applicable law. Any person dealing with the Corporation may rely upon a copy of any of the records of the proceedings, resolutions, or votes of the Board of Directors or stockholders when such copy is certified by the Chief Financial Officer, Chief Executive Officer, President, or Secretary.

1.5Maintenance of Books. The Corporation’s financial books and records shall be maintained on a U.S. GAAP accounting basis unless otherwise agreed by the entire Board. The records shall include complete and accurate information regarding the state of the business and financial condition of the Corporation and its Subsidiaries; a copy of these Bylaws and all amendments thereto, all of the current Corporate Policies, a current list of the names and last known business, residence or mailing addresses of all Directors; and the Corporation’s and its Subsidiaries’ federal, state and local tax returns for the Corporation’s and its Subsidiaries’ six most recent tax years.

1.6Foreign Qualification. Prior to the Corporation’s conducting business in any jurisdiction other than Nevada, the Board shall cause the Corporation to comply, to the extent procedures are available and those matters are reasonably within the control of the Board, with all requirements necessary to qualify the Corporation as a foreign corporation in such jurisdiction if such qualification is required, provided that no Director shall be required to file any general consent to service of process or to qualify as a foreign corporation, limited liability company, partnership or other entity in any jurisdiction in which it is not already so qualified.

1.7Title to Corporation Assets. Title to the Corporation’s assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Corporation as an entity. Title to any or all of the Corporation assets may be held in the name of the Corporation or one or more of its Subsidiaries, as the Board may determine. All Corporation assets shall be recorded as the property of the Corporation in its books and records, irrespective of the name in which record title to such Corporation assets is held.

1.8Management of Subsidiaries. Each Subsidiary of the Corporation will be managed by the Corporation as its sole member or sole shareholder unless otherwise expressly permitted in writing by the Board. The Corporation will not permit a Subsidiary to take any action that requires Board approval unless such approval has been received in accordance with these Bylaws.

ARTICLE II:

STOCKHOLDERS

2.1Place of Meeting. Meetings of the stockholders shall be held either at the principal office of the Corporation or at any other place, within or without the State of Nevada, as shall be fixed by the Board of Directors and designated in the notice of the meeting or executed waiver of notice. The Board of Directors may determine, in its discretion, that any meeting of the stockholders may be held solely by means of electronic communication in accordance with Section 2.2.

2.2Participation by Electronic Communication. Stockholders not physically present at a meeting of the stockholders may participate in the meeting by electronic communication, videoconference, teleconference, or other available technology if the Corporation implements reasonable measures to:

(a)verify the identity of each stockholder participating by electronic communication;

(b)provide the stockholders a reasonable opportunity to participate and vote, including an opportunity to communicate and read or hear the proceedings in a substantially concurrent manner with the proceedings;

(c)stockholders participating by electronic communication shall be considered present in person at the meeting.

2.3Annual Meeting. An annual meeting of stockholders, for the purpose of electing Directors and transacting any other business as may be brought before the meeting, shall be held on such date, at such time, and at such place (if any) within or without the State of Nevada as shall be designated from time to time by the Board of Directors and states in the corporation’s notice of the meeting. At the annual meeting, Directors shall be elected and any other proper business may be transacted. If the day fixed for the annual meeting is a legal holiday, the annual meeting will be held on the next succeeding business day or on a date determined by the Board of Directors that is no later than two weeks after the date specified in the meeting notice.

Failure to hold the annual meeting of stockholders at the designated time shall not affect the validity of any action taken by the Corporation.

2.4Special Meetings. Special meetings of stockholders may be called at any time by (a) a majority of the Board of Directors, (b) the Chairperson of the Board of Directors, (c) the Chief Executive Officer (CEO) of the Corporation, (d) the President of the Corporation, (e) by the holders of shares entitled to cast in total not less than 10 percent of the votes on any issue proposed for the meeting where written requests describing the purpose or purposes for the special meeting are signed, dated and delivered to a member of the Board or other Officer of the Corporation. The only business which may be conducted at a special meeting of stockholders shall be the matter or matters set forth in the notice of such meeting (as required by Section 2.7 below). Nothing contained in this Section 2.4 shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

2.5Stockholder Nominations and Proposals. For business (including, but not limited to, Director nominations) to be properly brought before an annual meeting by a stockholder, the stockholder or stockholders of record intending to propose the business (the “proposing stockholder”) must have given written notice of the proposing stockholder’s nomination or proposal, either by personal delivery or by United States mail to the Secretary no earlier than 60 calendar days and not later than 30 calendar days prior to the date such annual meeting is to be held. If the current year’s meeting is called for a date that is not within 30 days of the anniversary of the previous year’s annual meeting, notice must be received no later than 10 calendar days following the day on which public announcement of the date of the annual meeting is first made. In no event will an adjournment or postponement of an annual meeting of stockholders begin a new time period for giving a proposing stockholder’s notice as provided above.

For business to be properly brought before a special meeting of stockholders, the notice of the meeting sent by or at the direction of the person calling the meeting must set forth the nature of the business to be considered. A person or persons who have made a written request for a special meeting pursuant to Section 2.4 may provide the information required for notice of a stockholder proposal under this section simultaneously with the written request for the meeting submitted to the Secretary or within ten calendar days after delivery of the written request for the meeting to the Secretary.

A proposing stockholder’s notice shall include as to each matter the proposing stockholder proposes to bring before either an annual or special meeting:

(a)the name and address of the proposing stockholder;

(b)the class and number of shares of capital stock of the Corporation held by the proposing stockholder;

(c)if the notice regards a nomination of a candidate for election as Director: (i) the name, age, and business and residence address of the candidate; (ii) the principal occupation or employment of the candidate; and (iii) the class and number of shares of the Corporation beneficially owned by the candidate;

(d)if the notice regards a proposal other than a nomination of a candidate for election as Director, a brief description of the business desired to be brought before the meeting and the material interest of the proposing stockholder in such proposal.

2.6Fixing the Record Date. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the record date shall be the date specified by the Board of Directors in the notice of the meeting. If not date is specified, the record date shall be the close of business on the day before the day the first notice of the meeting is given or, if notice is waived, the close of business on the day before the day the meeting is held.

A record date fixed under this Section may not be more than 60 days, or less than 10 days before the meeting of stockholders. A determination of stockholders entitled to notice of or to vote at a meeting of stockholders is effective for any adjournment or postponement of the meeting unless the Board of Directors fixes a new record date for the adjourned or postponed meeting. The Board of Directors must fix a new record date if the meeting is adjourned or postponed more than sixty days after the original meeting of stockholders.

2.7Notice of Stockholders’ Meeting. Written notice stating the place (if any), date, and time of the meeting, the means of any electronic communication by which stockholders may participate in the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than 10 days, and not more than 60 days before the date of the meeting.

Notice to each stockholder entitled to vote at the meeting shall be given personally, by mail, or by electronic transmission if consented to by a stockholder, by or at the direction of the Secretary or the officer or person calling the meeting. If mailed, the notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at the stockholder’s address as it appears on the share transfer records of the Corporation, with postage thereon prepaid.

Any stockholder entitled to notice of a meeting may sign a written waiver of notice delivered to the Corporation either before or after the meeting. A stockholder’s participation or attendance at a meeting shall constitute a waiver of notice, except where the stockholder attends for the specific purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called or convened.

2.8Voting Lists. The Corporation shall prepare, as of the record date fixed for a meeting of stockholders, an alphabetical list of all stockholders entitled to vote at the meeting (or any adjournment thereof). The list shall be available for inspection by any stockholder beginning 2 business days after notice of the meeting is given or 10 days prior to the meeting and continuing through the meeting, electronically, during regular business hours at the Corporation’s principal office, or another place identified in the meeting notice in the city where the meeting will be held.

If the Corporation decides to make the list available on an electronic network, the Corporation will ensure that this information is available only to stockholders of the Corporation. If the meeting is to be held at a physical location, then the list will be produced and kept at the time and place of the meeting during the whole time of the meeting and may be inspected by any shareholder who is present.

If any Director willfully neglects or refuses to produce the list of stockholders at any meeting for the election of Directors, or to open such a list to examination on a reasonably accessible electronic network during any meeting for the election of Directors held solely by means of remote communication, those Directors will be ineligible for election to any office at that meeting.

2.9Quorum of Stockholders. At each meeting of stockholders for the transaction of any business, a quorum must be present to organize such meeting. The presence in person, by means of electronic communication, or by proxy of a majority of the voting power constitutes a quorum for the transaction of business at a meeting of stockholders, except as otherwise required by the Articles of Incorporation, these Bylaws, or Chapter 78 of the Nevada Revised Statutes (the “Nevada Corporations Act”). If any class or series of shares is permitted or required to vote separately on any action, the presence in person, by means of electronic communication, or by proxy of a majority of the voting power of such class or series constitutes a quorum for the transaction of business.

The holders of a majority of the voting power represented in person, by means of electronic communication, or by proxy at a meeting, even if less than a quorum, may adjourn or postpone the meeting from time to time.

2.10Conduct of Meetings. The Board of Directors, as it shall deem appropriate, may adopt by resolution rules and regulations for the conduct of meetings of the stockholders. At every meeting of the stockholders, the Chairperson of the Board of Directors, or in his or her absence or inability to act, a Director or officer designated by the Board of Directors, shall serve as chair of the meeting. The Secretary or, in his or her absence or inability to act, the person whom the chair of the meeting shall appoint, shall act as secretary of the meeting and keep the minutes thereof.

The chair of the meeting shall determine the order of business and, in the absence of a rule adopted by the Board of Directors, shall establish rules for the conduct of the meeting. The chair of the meeting shall announce the close of the polls for each matter voted upon at the meeting, after which no ballots, proxies, votes, changes, or revocations will be accepted. Polls for all matters before the meeting will be deemed to be closed upon final adjournment of the meeting.

2.11Voting of Stock. Each outstanding share of stock, regardless of class or series, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders, except as otherwise provided by these Bylaws and to the extent that the Articles of Incorporation or the certificate of designation establishing the class or series of stock provides for more or less than one vote per share or limits or denies voting rights to the holders of the shares of any class or series of stock.

Unless a different proportion is required by the Articles of Incorporation, these Bylaws, or the Nevada Corporations Act:

(a)if a quorum exists, action other than the election of Directors is approved if the votes cast in favor of the action exceed the votes cast against the action;

(b)if a quorum exists of any class or series of stock that is permitted or required to vote separately on any matter, action is approved by the class or series if a majority of the voting power of a quorum of that class or series votes in favor of the action;

Person holding shares in a fiduciary capacity will be entitled to vote the shares so held. Persons whose shares are pledged will entitled to vote, unless, in the transfer by the pledger on the books of the Corporation, that person has expressly empowered the pledgee to vote the shares, in which case only the pledgee, or the pledgee’s proxy, may represent and vote the shares.

Stockholders are prohibited from cumulating their votes in any election of Directors of the Corporation.

Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

2.12Stockholders Voting Rights and Proxies. Subject to the Articles of Incorporation, each stockholder will be entitled to one vote for each share of stock held by that stockholder. A stockholder may vote either in person or by proxy executed in writing by the stockholder or the stockholder’s attorney-in-fact. Any copy, communication by electronic transmission, or other reliable written reproduction may be substituted for the stockholder’s original written proxy for any purpose for which the original proxy could have been used if such copy, communication by electronic transmission, or other reproduction is a complete reproduction of the entire original written proxy. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for that shareholder by proxy, but no proxy will be valid after 6 months from the date of its execution unless the proxy specifies its duration, which may not exceed 7 years from the date of its creation. A proxy shall be revocable unless the proxy states that the proxy is irrevocable, and the proxy is coupled with an interest sufficient to support an irrevocable power.

A properly created proxy or proxies continues in full force and effect until either of the following occurs:

(a)one of the following is filed with or transmitted to the Secretary of the Corporation or another person or persons appointed by the Corporation to count the votes of the stockholders and determine the validity of proxies and ballots: (i) another instrument or transmission properly revoking the proxy; or (ii) a properly created proxy or proxies bearing a later date;

(b)the stockholder executing the original written proxy revokes the proxy by attending a stockholders’ meeting and voting its shares in person, in which case any votes cast by that stockholder’s previously designated proxy or proxies shall be disregarded by the Corporation when the votes are counted.

2.13Action by Stockholders Without a Meeting. Any action required or permitted by the Nevada Corporations Act to be taken at a meeting of stockholders may be taken without a meeting if, before or after the action, a written consent to the action is signed by stockholders holding a majority of the voting power of the Corporation or, if different, the proportion of voting power required to take the action at a meeting of stockholders.

2.14Notice by Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the Nevada Corporations Act, the Articles of Incorporation, or these Bylaws, any notice to stockholders given by the Corporation under any provision of the Nevada Corporations Act, the Articles of Incorporation, or these Bylaws shall be effective if given by a form of electronic transmission to the stockholders. Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that:

(a)the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation; and such inability becomes known to the Secretary or an assistant secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice. However, the inadvertent failure to discover such inability shall not invalidate any meeting or other action; or

(b)the Corporation receives notice from the stockholder by written notice or electronic transmission of the stockholder’s refusal to accept notice by electronic transmission.

Any notice given pursuant to this Section 2.14 shall be deemed given:

(a)if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(b)if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (a) such posting and (b) the giving of such separate notice;

(c)if by any other form of electronic transmission, when directed to the stockholder.

An affidavit of the Secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

ARTICLE III:

DIRECTORS

3.1Powers. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. Directors must be natural persons at least 18 years of age and need not be stockholders of the Corporation or residents of the State of Nevada. No Director, by virtue of having the status of a Director of the Board of Directors, shall have any management power over the business and affairs of the Corporation or actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Corporation. Except as described in the preceding sentence, the business and affairs of the Corporation shall be managed by the “Officers” elected in accordance exclusively through the Board of Directors of the Corporation (the “Board”) in accordance with these Bylaws. Under the direction of the Board, the day-to-day activities of the Corporation shall be conducted on the Corporation’s behalf by the Officers, who shall be agents of the Corporation, pursuant to these Bylaws. In addition to the powers that now or hereafter can be granted under the Act and to all other powers granted under any other provision of these Bylaws, the Board and the Officers shall have full power and authority to do all things on such terms as they may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of the Corporation.

3.2Number of Directors. The number of Directors shall be at least 3 and not more than 9, provided that the minimum or maximum number may be increased or decreased from time to time by an amendment to these Bylaws. Subject to any provision in the Articles of Incorporation fixing the number of Directors, the exact number of Directors shall be fixed, within such range, by the Board of Directors. No decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director.

3.3Independent Directors and Independent Directors Meetings. An Independent Director is one who is not an Executive Officer or employee of the Corporation, and who, in the Board’s opinion, has no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities as Director.  Independent Directors must comprise the majority of the Board of Directors. The Corporation may choose to hold regular sessions of independent directors only. Independent directors must meet regularly in executive session without members of management present. Executive sessions should occur at least twice a year.

3.4Bright-line Independent Disqualifications. A Director is disqualified as an Independent Director if any of the following is applicable:

(a)the Director is, or has been within the last three years, an employee of the Corporation, or a family member is, or has been within the last three years, an Executive Officer of the Corporation;

(b)the Director accepts or a family member who is an Executive Officer of the Corporation accepts more than one hundred and twenty thousand dollars ($120,000) compensation from the Corporation during any twelve-month period within the last three years not including compensation received for Director service, tax -qualified retirement plan payments or other non-discretionary compensation for prior services rendered;

(c)the Director is, or a family member is, a current partner of the Corporation’s outside auditor or was a partner or employee of the Corporation’s outside auditor who worked on the Corporation’s audit at any time during any of the past three years;

(d)the Director or a family member is employed as an Executive Officer of another Corporation where any of the listed Corporation’s current Executive Officers during the past three years served on the Compensation Committee of such other Corporation; or

(e)the Director or a family member is a partner in (but not a limited partner), or a controlling shareholder or an Executive Officer of an organization that has made to or received from the Corporation payments for property or services in an amount which, in the current or any of the last three fiscal years, exceeds greater of 5% of the recipient’s consolidated gross revenues or two hundred thousand dollars ($200,000). Charitable contributions are considered “payments” for purposes of this prohibition.

Except for the significant customer/supplier standard as per 3.4(e) above, a three-ear “cooling off” period applies to the “bright-line” disqualification standards. No individual who has had such a relationship within the cooling off period, or who is an immediate family member of an individual who had such a relationship, may be considered independent, even though he/she no longer has such relationship.

For purposes of applying “bright-line” standards of independence, a “parent company” of a listed company is considered as if it were the listed company. Company is considered the “parent company” of listed company if listed company if parent company controls listed company and consolidates in its financial reports the results of listed company, as determined applying US GAAP. In relation to shareholding generally, as the concern is independence from management, the Exchange does not view ownership of even a significant amount of stock, by itself, as a bar to an independence filing.

3.5Director Independence Disclosure. Annual meeting proxy statement or annual report on Form 10-K must include disclosure relating to Director Independence, including transactions and arrangements considered by a Board in assessing Director independence.

3.6Term of Office. Except as provided in Sections 3.4 and 3.5 of these Bylaws, each Director, including a Director elected to fill a vacancy, shall hold office until the next annual meeting of stockholders. Despite the expiration of a Director’s term, the Director shall continue to serve until his or her successor is elected and qualified.

3.7Removal. Any or all of the Directors, or a class of Directors, may be removed at any time, with or without cause, at a special meeting of stockholders called for that purpose by a vote of the holders of two-thirds of the issued and outstanding stock entitled to vote in the election of Directors.

3.8Resignation. A Director may resign at any time by giving written notice to the Board of Directors, its chair, or to the Secretary of the Corporation. A resignation is effective when the notice is given unless a later effective date is stated in the notice. Acceptance of the resignation shall not be required to make the resignation effective. The pending vacancy may be filled before the effective date, but the successor shall not take office until the effective date.

3.9Vacancies and Newly Created Directorships. Unless otherwise provided in the Articles of Incorporation, vacancies and newly created Directorships, whether resulting from an increase in the size of the Board of Directors or due to the death, resignation, disqualification, or removal of a Director or otherwise, may be filled by the affirmative, a majority of Directors then in office, although less than a quorum, or a sole remaining Director will have the power to appoint new Directors to fill this vacancy or vacancies.

If at any time, by reason of death or resignation or other cause, the Corporation should have no Directors in office, then any Officer or any shareholder or an executor, administrator, trustee or guardian of a shareholder, or other fiduciary entrusted with like responsibility for the person or estate of a shareholder, may call a special meeting of shareholders for an election to fill the vacancy.

When one or more Directors resign from the Board and the resignation is to become effective at a future date, a majority of the Directors then in office, including those who have so resigned, will have the power to appoint new Directors to fill this vacancy or vacancies. The appointments of these new Directors will take effect when the resignation or resignations are to become effective, and each new Director so chosen will hold office until the next annual meeting of the shareholders.

3.10Regular Meetings of Directors. A regular meeting of the newly-elected Board of Directors shall be held, without other notice, immediately after and at the place of the annual meeting of stockholders, provided a quorum is present. Regular meetings of the Board shall be held at such times and places as shall be designated from time to time by resolution of the Board. At least 48 hours personal, written, or email (confirmed by email) notice shall be provided to each Director, which notice must include appropriate information to permit each Director to participate in such meeting by means of telephone or video conference. Such notice need not state the purpose or purposes of such meeting, except as may otherwise be required by Law. The Board of Directors may hold its meetings in such times and places, except as otherwise provided by Law, within or without the State of Nevada, as the Board of Directors may determine.

3.11Special Meetings of Directors. Special meetings of the Board of Directors may be called by the entire Board of Directors, any two Directors, the CEO of the Corporation, or the President of the Corporation.

3.12Participation by Electronic Communication. Directors not physically present at a meeting of the Board of Directors may participate in the meeting by electronic communication, videoconference, teleconference, or other available technology if the Corporation implements reasonable measures to:

(a)verify the identity of each Director participating by electronic communication;

(b)provide the Directors a reasonable opportunity to participate and vote, including an opportunity to communicate and read or hear the proceedings in a substantially concurrent manner.

Directors participating by electronic communication shall be considered present in person at the meeting.

3.13Notice of Director’s Meetings. Regular meetings of the Board of Directors may be held without notice of the date, time, place, or purpose of the meeting. All special meetings of the Board of Directors shall be held upon not less than 2 days’ written notice stating the purpose or purposes of the meeting, the date, place (if any), and time of the meeting, and the means of any electronic communication by which Directors may participate in the meeting. Notice may be given to each Director personally, by mail, by electronic transmission, or by any other means of communication authorized by the Director.

A Director entitled to notice of a meeting may sign a written waiver of notice delivered to the Corporation either before or after the time of the meeting. A Director’s participation or attendance at a meeting shall constitute a waiver of notice, except where the Director attends for the specific purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called or convened.

3.14Organization. Meetings of the Board will be presided over by the CEO, or in the CEO’s absence by a Director chosen at the meeting. The Secretary will act as secretary of the meeting, but in the absence of the Secretary, the person presiding at the meeting may appoint any person to act as secretary of the meeting.

3.15Quorum and Action by Directors. Unless otherwise required by the Articles of Incorporation, these Bylaws or by Law, a majority of the total number of Directors on the Board of Directors then in office shall constitute a quorum for the transaction of business. The act of the Directors holding a majority of the voting power of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless the act requires approval by a greater proportion under the Articles of Incorporation or these Bylaws. Actions by the Board shall require the vote or consent of a majority of the total number of Directors. Each Director shall have one vote. The Directors at a meeting for which a quorum is not present may adjourn the meeting until a time and place as may be determined by a vote of the Directors present at that meeting.

3.16Chairman of the Board of Directors. The Chairman of the Board of Directors may, but need not be, an officer of the Corporation. The Chairman of the Board, if present, will preside at all meetings of the Board, and exercise and perform any duties as are specified in these Bylaws and any such additional duties that may be from time to time assigned by the Board of Directors. The Directors shall elect, by the vote of a majority of the entire Board of Directors, one of the members of the Board of Directors to be Chairman of the Board of Directors. The Chairman of the Board of Directors may be removed from such position by the Board of Directors at any time by the vote of a majority of the entire Board of Directors.

3.17Compensation. Unless otherwise restricted by the Articles of Incorporation or these Bylaws, the Board of Directors shall have the authority and will, by resolution, fix the fees and other compensation for the Directors for their services as Directors, including their services as members of committees of the Board. A Director shall not be precluded from serving the Corporation in any other capacity and receiving compensation for services in that capacity. All changes to Director compensation are subject to ratification by the shareholders.

3.18Action by Directors Without Meeting. Any action required or permitted by the Nevada Corporations Act to be taken at a meeting of the Board of Directors or any committee thereof may be taken without a meeting if, before or after the action, all of the members of the Board of Directors or committee sign a written consent describing the action and deliver it to the Corporation. This filing will be in paper form if the minutes are maintained in paper form and will be in electronic form if the minutes are maintained in electronic form.

3.19Reliance on Books, Reports and Records. Each Director and each member of any committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or reports made to the Corporation by any of its Officers or by an independent certified public accountant or by an appraiser selected with reasonable care by the Board or by any such committee, or in relying in good faith upon other records of the Corporation.

3.20Corporate Governance Compliance. Without otherwise limiting the powers of the Board set forth in these Bylaws, and provided that shares of capital stock of the corporation are listed for trading on either the NASDAQ Stock Market (“NASDAQ”) or the New York Stock Exchange (“NYSE”), the Corporation shall comply with the corporate governance rules and requirements of the NASDAQ or NYSE, as applicable.

3.21Conflict of Interest by Directors. A Director or Officer of the Corporation will be disqualified from voting as Director or Officer on a specific matter where that Director or Officer deals or contracts with the Corporation either as a vendor or purchaser.

A Director or Officer of the Corporation will not be disqualified as a Director or Officer for the sole reason that the Director or Officer deals or contracts with the Corporation either as a vendor, purchaser, or otherwise.

3.22Decisions Requiring Board Approval. To the full extent permitted by Law, the following actions may be taken by the Board. Any such action shall require the vote or consent of a majority of the total number of Directors and may not be delegated to the Officers of the Corporation:

(a)amend, modify the Bylaws;

(b)selection of the Chief Executive Officers, Chairmen, or Executive Officers at the higher level of the Corporation;

(c)grant or transfer equity including all issuances of securities, including stock, stock options, convertible promissory notes and warrants;

(d)issue or transfers of any shares or a series of shares, and issue any equity or equity-linked securities of any Subsidiary of the Corporation;

(e)approve any distribution on or of the shares;

(f)approve any repurchase or buybacks of the shares;

(g)form any Subsidiary or amend or modify any governing document of any Subsidiary; or change the form or jurisdiction of organization of the Corporation or any Subsidiary;

(h)enter into any commitment or agreement of material importance to incur, any indebtedness or contingent obligations (including guarantees) of the Company or a Subsidiary in excess of $250,000 (individually or when aggregated with similar indebtedness or obligations) regardless of whether such amount was set forth in an approved Annual Budget, including without limitation the requirement to provide refundable or non-refundable security;

(i)enter into any agreements of material importance to the Corporation such as, and not limited to, financing agreements, material purchase agreements, consulting agreements, customer contracts, vendor contracts, license agreements, and office leases;

(j)guarantee the payment of money or the performance of any contract or other obligations of any Person;

(k)approve any sale, merger, reorganization, recapitalization, bankruptcy filing, liquidation, dissolution, winding up the business or operations, consolidation or similar restructuring of Corporation or any Subsidiary, entering into any joint venture or converting to a different form of business entity;

(l)approve any merger and acquisitions including any changes to transactions previously approved by the Board of Directors;

(m)approve or modify any transaction or monetary value for any transaction previously approved by the Board of Directors;

(n)to sell, assign, lease, license or otherwise transfer any asset or related group of assets of such entity other than sales or transfers of assets in the ordinary course of business with a fair market value of less than $100,000 in one or a related series of transactions;

(o)approve, update, or amend the Annual Budget;

(p)approve, update, or amend the Corporation Policies;

(q)approve, execute, deliver, amend, modify, cancel, suspend, extend, renew, exercise any material option under, or terminate any material contract of the Corporation or any of its Subsidiaries;

(r)assign, release, waive, or relinquish the rights or obligations of any party to, or materially amend or give any material consent under, any material contract of the Corporation or any of its Subsidiaries, or enter into a replacement or new material contract of the Corporation or any of its Subsidiaries;

(s)take or omit to take any action that could reasonably be expected to result in a material breach or an event of default, or that would permit or result in the acceleration of any obligation or termination of any right, under any material contract of the Corporation or any of its Subsidiaries;

(t)approve any contract agreement with a value over two hundred and fifty thousand dollars ($250,000);

(u)materially amend or modify, renew, terminate or permit the expiration of any current contractual agreement of the Corporation of its Subsidiaries;

(v)materially amend or modify, or to enter into, renew, terminate or permit the expiration of any governmental approvals material to the operation of the Corporation or its Subsidiaries;

(w)grant any liens or encumbrances, outside the ordinary course of business, on any assets of the Corporation or any Subsidiary;

(x)acquire any Project(s) or material Project(s) assets;

(y)abandon the development of a Project acquired as of the Effective Date or subsequently approved by the Board for acquisition or development;

(z)commence, settle or provide a release or waiver in respect of any litigation, arbitration, mediation or material regulatory proceeding;

(aa) make any expenditures not sufficiently described and authorized by the Board;

(bb)approval of compensation for CEO and non-CEO Executive Officers as determined or recommended by the Compensation Committee;

(cc) hire or terminate any professional level employees, enter into, adopt or amend any bonus, profit sharing, thrift, compensation, option, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, trust, fund, policy or arrangement for the benefit or welfare of any Directors, Officers or employees of the Corporation or its Subsidiaries;

(dd)transfer of any assets to satisfy any liabilities of a stockholder or its affiliates arising from ERISA;

(ee) hire or terminate any employee with a base compensation package over one hundred and fifty thousand dollars ($150,000);

(ff)approve any transaction with any Officers (other than in their capacity as such) or Directors of the Corporation;

(gg) replace the Corporation’s auditor or amending the Corporation’s or any Subsidiaries fiscal year or otherwise making any material change to such entity’s accounting or tax practices,

(hh)consent to any tax audit adjustment or to make any material change to any internal policies regarding taxes (other than changes required by Law);

(ii)cause the Corporation to be treated as anything other than a Corporation for federal income tax purposes or any other modification of the Corporation’s tax structure; or take any of the following listed actions:

1.cause a Subsidiary to receive (or permit to be received) any grants, tax exempt bonds, or subsidized energy financing, each within the meaning of Section 45(b)(3) of the Code, or to claim (or be entitled to claim) any federal income tax credits other than renewable tax credits;

2.cause the Corporation or any Subsidiary to sell or grant (or permit to be sold or granted) any ownership interest;

3.voluntarily and permanently remove any renewable energy system from service (other than a removal from service caused by a force majeure event or casualty);

4.cause any Subsidiary to enter into any transaction that materially affects its eligibility for renewable tax credits or other accelerated tax depreciation benefits;

5.change the method of tax accounting applicable to any Subsidiary to the extent any such change would have an adverse effect on eligibility to claim tax credits or on the timing or amount of tax depreciation deductions, including without limitation making any election under Code Sections 168(b)(2)(C), 168(b)(3)(D), 168(f)(1), or 168(g)(7) with respect to any asset of such Project Company; or

6.sell any electricity to any Person who is related for purposes of application of the loss disallowance rules of Code Section 267(a)(1) or Section 707(b)(1) to sales of electricity by any Subsidiary.

7.(i) loan any funds of such entity to any Person except for advance payments made in the ordinary course of business to suppliers of goods and services, or (ii) repay, voluntarily prepay or redeem, or refinance or modify any of the terms of, any indebtedness pertaining to such entity;

8.establish any operating, capital or other reserves of such entity except as set forth in a contractual agreement; or

9.engage in any activities not contemplated by these Bylaws.

Any action contemplated by this Section 3.19 to be taken by a Subsidiary of the Corporation shall require the approval of the Board and may not be delegated to the Officers of the Corporation.

ARTICLE IV:

COMMITTEES

4.1Committees of the Board of Directors. The Board of Directors, by resolution adopted by the Board of Directors, may establish one or more committees, each consisting of one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee and to exercise the authority of the Board of Directors to the extent provided in the resolution establishing the committee and allowed under the Nevada Corporations Act.

Notwithstanding the foregoing, a committee of the Board of Directors shall not have the authority to:

(a)fill vacancies on the Board of Directors or any committee thereof;

(b)amend the Articles of Incorporation;

(c)adopt, amend, or repeal these Bylaws;

(d)authorize the issuance of shares of the Corporation’s stock;

(e)authorize a distribution;

(f)approve any action that requires stockholder approval.

The designation of a committee of the Board of Directors and the delegation thereto of authority shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility imposed by law.

4.2Executive Committee. The Board of Directors may designate two or more Directors to constitute an Executive Committee. The designation of an Executive Committee, and the delegation of authority to it, shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility imposed by law. No member of the Executive Committee shall continue to be a member thereof after ceasing to be a Director of the corporation. The Board of Directors shall have the power at any time to increase or decrease the number of members of the Executive Committee, to fill vacancies thereon, to change any member thereof and to change the functions or terminate the existence thereof.

4.3Executive Committee Powers. During the interval between meetings of the Board of Directors, and subject to such limitations as may be imposed by resolution of the Board of Directors, the Executive Committee may have and may exercise all the authority of the Board of Directors in the management of the corporation, provided that the Executive Committee shall not have the authority of the Board of Directors in reference to amending the Articles of Incorporation; adopting a plan of merger or consolidation; recommending to the shareholders the sale, lease, exchange, mortgage, pledge or other disposition of all or substantially all the property and assets of the Corporation otherwise than in the usual regular course of its business; recommending to the shareholders a voluntary dissolution of the corporation or a revocation thereof; or amending the Bylaws of the corporation.

4.4Audit Committee. The Board of Directors will designate an Audit Committee which shall be constituted with a minimum number of three members. The Audit Committee must be composed entirely of Independent Directors. All the members of the Audit Committee must be able to read and understand financial statements, including the Corporation’s balance sheet, income statement and statement of cash flows, at the time of appointment. In addition, at least one committee member is required to have past employment experience in finance or accounting, professional certification in accounting or other comparable experience or background such as being or having been a Chief Executive Officer, Chief Financial Officer, or other senior official with financial oversight responsibilities, that results in individual’s financial sophistication. A Director who qualifies as audit committee financial expert under Sox Section 407 is presumed to qualify as financially sophisticated Audit Committee member. The Chairman of the Audit Committee on his behalf shall attend the General Meeting of the Company. If an audit committee member serves on audit committees of more than three public companies, the Board must determine that such simultaneous service would not impair the member’s ability to effectively serve on the Corporate’s Audit Committee and disclose that determination on the Corporation’s website or in an annual proxy statement or annual report on Form 10-K. The company must have an internal audit function.

The Audit Committee should ensure that the Corporation adds a proxy statement appendix at least once every three years or in any year in which the charter was materially amended. If the charter is not on the Corporation’s website and not in the proxy statement for that fiscal year, it should disclose the year the charter was most recently included in the proxy statement.

4.5Audit Committee Financial Expert. SEC Regulation S-K requires disclosure in annual reports whether or not the Audit Committee includes at least one “audit committee financial expert” and, if not, reasons why not. An audit committee financial expert has an understanding of financial statements and US GAAP; experience in preparing, auditing, analyzing or evaluating financial statements of companies comparable to the Corporation or experience in actively supervising one or more persons engaged in such activities, experience in applying US GAAP to accounting for estimates, accruals and reserves; and an understanding of internal accounting controls, procedures for financial reporting and audit committee functions as a result of:

(a)education and experience as a public accountant, auditor, principal financial officer, controller or principal accounting officer of a company, or a position involving similar functions;

(b)experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

(c)experience overseeing or assessing the performance of companies or public accountants with respect to the evaluation of financial statements; or

(d)other relevant experience.

4.6Additional Independence Requirements for Audit Committee Members. In addition to the Independent Director requirements listed in Section 3, the Audit Committee member must meet the following independence requirements:

(a)the Director must not accept any direct or indirect consulting, advisory or other compensatory fee from the Corporation other than compensation for Director service; and

(b)the Director must not be affiliated with the Corporation or its Subsidiaries;

(c)a Director who meets Sox Section 301 independence criteria and is not a current Officer, employee or family member of an Officer but is otherwise not independent under Nasdaq’s independence standards may serve on Audit Committee for a period no longer than two years but not as Audit Committee Chair, if Board of Directors, under exceptional and limited circumstances, determines that membership on Committee by that person is in the best interests of the Corporation and its shareholders. Disclose reliance on this exception, nature of relationship and reasons for determination on company’s website or in annual meeting proxy statement or annual report on Form 10-K;

(d)a member may remain on the Audit Committee even if no longer independent for reasons beyond member’s reasonable control until earlier of next annual shareholders meeting or one year from occurrence of event causing failure to comply. If the company fails to comply with the requirement that the Audit Committee have at least three members due to one vacancy on the committee, the Corporation has at least 180 days to comply.

4.7Meetings of the Audit Committee. The Audit Committee shall hold four meetings in a financial year. All the members of the Audit Committee along with Auditors and Key Managerial Person (KMP) shall attend the Meetings. The Auditors and KMP would not have any voting rights.

4.8Functions of the Audit Committee. The Audit Committee shall perform the following duties and any other related duties and assignments as designated from time to time by the Board of Directors:

(a)recommend for appointment, remuneration, and terms of appointment of auditors of the Corporation;

(b)responsible for appointing, compensating, retaining and terminating the Corporation’s independent auditors;

(c)review and monitor auditor’s independence and performance;

(d)examine the financial statements and the auditor’s report;

(e)ensure compliance with legal and regulatory requirements;

(f)approve the transaction of the Corporation with a related party or any subsequent modification;

(g)scrutinize interoperate loans and investments;

(h)undertake valuation of undertakings or assets of the Corporation and its Subsidiaries;

(i)evaluate internal financial controls and risk management system;

(j)monitor and use funds raised through public offers and related matters;

(k)perform proper review and oversight for potential conflict of interest situations on an ongoing basis for related person transactions;

(l)provide oversight responsibility over the internal audit function;

(m)certify that the Audit Committee will annually review and reassess adequacy of charter;

4.9Powers of the Audit Committee. The Audit Committee will have the following powers in the performance of their duties:

(a)to call for the comments of the auditors about internal control systems, the scope of the audit, including the observations of the auditors and review of financial statement before their submission to the Board;

(b)to discuss the issues with the internal auditor, statutory auditors and the management of the Corporation;

(c)to investigate any matter about the items or referred to it by the Board of Directors;

(d)to obtain professional advice from external sources;

(e)to have full access to information contained in the records of the Corporation and its Subsidiaries.

4.10Vigil Mechanism. Vigil mechanism is constituted to report the concern and grievances of any employee. Every listed Corporation and Public Corporation who accept deposits from public or public Corporation who have borrowed money from Banks and Public Financial Institute exceeds Rs. 50 Crore Shall establish a vigil mechanism. The Audit Committee shall operate the vigil mechanism.

4.11Disclosure Under the Board’s Report. Details of the composition of the Audit Committee, Meetings of Audit Committee held during the year shall be disclosed in the Board of Directors’ Report. Any recommendation by the Audit Committee if not accepted by the Board of Directors shall be published in the Report. The details of the vigil mechanism and the Board of Directors’ Report shall be published on the website of the Corporation.

4.12Compensation Committee. The Compensation Committee develops compensation policies and practices applicable to Executive Officers, including the criteria upon which executive compensation is based, the specific relationship of corporate performance to executive compensation and the components of executive compensation, including salary, cash bonus, deferred compensation and incentive or equity-based compensation. The Compensation Committee must review the Corporation’s disclosure of its compensation practices, determine whether to recommend to the Board its inclusion in the Corporation’s annual report and include a report to that effect in the Corporation’s annual proxy statement. The Compensation Committee also administers the company’s equity plans. The compensation Committee needs to be comprised of Independent, non-employee Directors. The Compensation Committee will have the following responsibilities and authority:

(a)determine, or recommend for approval to the Board of Directors the compensation of the CEO and non-CEO Executive Officers;

(b)annual disclosure of whether a compensation consultant who determines or recommends the amount or form of Executive or Director compensation is engaged directly by the Compensation Committee (together than consultants that only provide specific types of non-customized or broad-based consulting services);

(c)provide information about certain other services provided by the compensation consultant to the Corporation and the aggregate remuneration it received for all services provided, including whether such services were approved by the Compensation Committee, where the compensation consultant received more than one hundred and twenty thousand dollars ($120,000) in the last fiscal year for its other services.

The Compensation Committee is overseen by an Independent Director.

4.13Director Independence Requirements. A Director may not be considered independent if he or she has been recently employed by the Corporation or its auditors, is or represents a significant shareholder of the Corporation, has material transactions with the Corporation or is in a control position with respect to an entity that has a significant business relationship with the Corporation. The Board must affirmatively determine whether each non-management Director is independent. In general, independence means that one would think free of material relationships outside the Board position that would interfere with the Director exercising independent judgment. The following are some of the specific relationships that make a Director not independent:

(a)the Director has been employed by the Corporation at any time during the past three years;

(b)a family member of the Director has been employed by the Corporation as an Executive Officer at any time during the past three years;

(c)the Director or a family member is a current partner or employee of the Corporation’s external auditor, or was a partner or employee of the Corporation’s auditor who worked on the Corporation’s audit at any time during any of the past three years;

(d)the Director or a family member has been employed as an Executive Officer of another entity where any of the Corporation’s present Executive Officers served on the entity’s compensation committee at any time during the past three years;

(e)the Director or a family member is affiliated with another company that has received payments of a certain level from the listed company.

The absence of any of these specified relationships does not mean that a particular Director is independent. Many other relationships including business or social relationships between a Director and a member of management outside the Corporation may impact a particular Director’s independence and should be considered by the Board in the course of making an independence determination. Relationships that are close to the prohibited relationships such as a Director whose family member is employed by the Corporation in a non-executive capacity must be carefully scrutinized.

4.14Tenure. Each member of a committee will serve at the pleasure of the Board.

4.15Quorum. The requirements for a quorum for the Board as set out in these Bylaws will apply to any committee designated by the Board as appropriate.

4.16Action Without a Meeting. The requirements and procedures for actions without a meeting for the Board as set out in these Bylaws will apply to any committee designated by the Board as appropriate.

4.17Resignation and Removal. Any member of a committee may be removed at any time, with or without cause, by a resolution adopted by a majority of the full Board. Any member of a committee may resign from the committee at any time by giving written notice to the Chairman of the Board of the Corporation, and unless otherwise specified in the notice, the acceptance of this resignation will not be necessary to make it effective.

4.18Vacancies. Any vacancy in a committee may be filled by a resolution adopted by a majority of the full Board.

4.19Committee Rules of Procedure. A committee will elect a presiding officer from its members and may fix its own rules of procedure provided they are not inconsistent with these Bylaws. A committee will keep regular minutes of its proceedings, and report those minutes to the Board at the first subsequent meeting of the Board.

ARTICLE V:

OFFICERS

5.1Appointment of Officers. The officers of the Corporation shall be elected by the Board of Directors and shall be, at minimum, a Chief Executive Officer, a President, a Secretary, a Treasurer, and any other officers, including assistant officers and agents, as may be deemed necessary by the Board of Directors. Any two or more offices may be held by the same person.

Officers shall be elected annually at the meeting of the Board of Directors held after each annual meeting of stockholders. Each officer shall serve until a successor is elected and qualified or until the earlier death, resignation, disqualification, or removal of that officer. Vacancies or new offices shall be filled at the next regular or special meeting of the Board of Directors. Election or appointment of an officer or agent shall not of itself create contract rights.

and any other employee of the Corporation, may be removed, either with or without cause, by the vote of the Board; provided, however, that such removal shall be without prejudice to the contractual rights, if any, of the person so removed. Election or appointment of an Officer shall not of itself create contractual rights.

5.2Removal and Resignation. Any officer elected by the Board of Directors may be removed, with or without cause, at any regular or special meeting of the Board of Directors by the affirmative vote of the majority of the entire Board of Directors. Removal shall be without prejudice to the contract rights, if any, of the officer so removed.

Any officer may resign at any time by delivering written notice to the Secretary of the Corporation. Resignation is effective when the notice is delivered unless the notice provides a later effective date. Any vacancies may be filled in accordance with these Bylaws.

5.3Powers and Duties of Officers. The powers and duties of the officers of the Corporation shall be as provided from time to time by resolution of the Board of Directors or by direction of an officer authorized by the Board of Directors to prescribe the duties of other officers. In the absence of such resolution, the respective officers shall have the powers and shall discharge the duties customarily and usually held and performed by like officers of corporations similar in organization and business purposes to the Corporation, subject to the control of the Board of Directors and these Bylaws.

5.4Chief Executive Officer. The Chief Executive Officer (“CEO”) of the Corporation and shall be in general charge of its business and affairs, subject to the control of the Board of Directors. The CEO shall preside at all meetings of the shareholders. The CEO may execute on behalf of the Corporation all contracts, agreements, stock certificates and other instruments, including all contracts, agreements and instruments calling for the signature of the Chief Executive Officer of the Corporation. The CEO shall from time to time report to the Board of Directors all matters within the CEO’s knowledge affecting the Corporation which should be brought to the attention of the Board. The CEO may vote all shares of stock in other corporations owned by the Corporation and shall be empowered to execute proxies, waivers of notice, consents and other instruments in the name of the Corporation with respect to such stock. The CEO may delegate in writing to other officers or employees the authority to execute certain documents, agreements, instruments and certificates on behalf of the Corporation. The CEO shall perform such other duties as may be required by the Board of Directors in addition to the following:

(a)to have the general management and supervision, direction and control of the business and affairs of the Corporation;

(b)to preside at all meetings of the shareholders when the Chairman of the Board is absent;

(c)to call meetings of the shareholders to be held at such times and at such places as the CEO will deem proper within the limitations prescribed by law or by these Bylaws;

(d)to ensure that all orders and resolutions of the Board are effectively carried out;

(e)to maintain records of and certify, whenever necessary, all proceedings of the Board and the shareholders;

(f)to put the signature of the Corporation to all deeds, conveyances, mortgages, guarantees, leases, obligations, bonds, certificates and other papers and instruments in writing which have been authorized by the Board or which, in the opinion of the CEO, should be executed on behalf of the Corporation; to sign certificates for the Corporation’s shares; and subject to the instructions of the Board, to have general charge of the property of the Corporation and to supervise and manage all Officers, agents and employees of the Corporation;

(g)to perform all other duties and carry out other responsibilities as determined by the Board.

5.5President. In the absence of the CEO, or in the event of the CEO’s death, inability or refusal to act, the President shall perform the duties of the CEO, and when so acting, shall have all of the powers of and be subject to all restrictions upon the CEO. The President shall be the Chief Operating Officer of the Corporation and shall have general supervision, direction and control of the business and the officers of the corporation, subject to the control of the CEO and the Board of Directors. The President shall have the general powers and duties of management usually vested in the office of President of a corporation and may execute on behalf of the Corporation all contracts, agreements, stock certificates and other instruments, including all contracts, agreements and instruments calling for the signature of the President of the Corporation. The President may vote all shares of stock in other corporations owned by the Corporation and shall be empowered to execute proxies, waivers of notice, consents and other instruments in the name of the Corporation with respect to such stock. The President may delegate in writing to other officers or employees the authority to execute certain documents, agreements, instruments and certificates on behalf of the Corporation. The President shall perform such other duties as may be required by the CEO or the Board of Directors.

5.6Treasurer. Subject to the control and supervisory powers of the Board and its delegate, the powers and duties of the Treasurer will be:

(a)to keep accurate financial records for the Corporation;

(b)to deposit all money, drafts and checks in the name of and to the credit of the Corporation in the banks and depositories designated by the Board;

(c)to endorse for deposit all notes, checks, drafts received by the Corporation as instructed by the Board, making proper vouchers for them;

(d)to disburse corporate funds and issue checks and drafts in the name of the Corporation, as instructed by the Board;

(e)to submit to the CEO and the Board, as requested, an account of all transactions by the Treasurer and the financial condition of the Corporation;

(f)to prepare and submit to the Board annual reports detailing the financial status of the Corporation;

(g)to perform all other duties and carry out other responsibilities as prescribed by the Board or the CEO.

5.7Secretary. The Secretary will perform the following duties:

(a)prepare the minutes of the meetings of the shareholders and meetings of the Board and keep those minutes in one or more books provided for that purpose;

(b)authenticate the records of the Corporation as will from time to time be required;

(c)ensure that all notices are duly given in accordance with the provisions of these Bylaws or as required by law;

(d)act as custodian of the corporate records and of the corporate seal, if any, and ensure that the seal of the Corporation, if any, is affixed to all documents the execution of which on behalf of the Corporation under its seal is duly authorized;

(e)keep a register of the post office address of each shareholder;

(f)sign, along with the CEO, certificates for shares of the Corporation, the issuance of which will have been authorized by resolution of the Board;

(g)have general charge of the shareholders’ list of the Corporation;

(h)perform all duties incidental to the office of Secretary and any other duties as from time to time may be delegated to the Secretary by the CEO or the Board.

5.8Delegation of Authority. The Board reserves the authority to delegate the powers of any Officer to any other Officer or agent, notwithstanding any provision in these Bylaws.

5.9Salaries. The salaries of the officers of the Corporation shall be fixed by the Board of Directors.

ARTICLE VI:

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS

6.1Limitation of Liability; Indemnification. Subject to applicable law, no Covered Person shall be liable to the Corporation for any act or omission performed or omitted by any of them in good faith (including any act or omission performed or omitted by any of them in reliance upon and in accordance with the opinion or advice of experts, including of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation), except (i) for any act taken by such Covered Person purporting to bind the Corporation that has not been authorized pursuant to this Bylaws and (ii) to the extent such Covered Person engaged or engages in fraud or willful misconduct.

Any Covered Person acting for, on behalf of or in relation to, the Corporation in respect of any transaction, any investment or any business decision or action, or otherwise shall be entitled to rely on the provisions of the Transaction Documents and on the advice of counsel, accountants and other professionals that is provided to the Corporation or such Covered Person, and such Covered Person shall not be liable to the Corporation or to any Stockholder for such Covered Person’s reliance on any Transaction Document or such advice, unless a court of competent jurisdiction has rendered a final determination that such reliance constitutes fraud or willful misconduct by such Covered Person. The provisions of any Transaction Document, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Corporation to replace, to the fullest extent permitted by applicable law, such other duties and liabilities of such Covered Person. This Section 6 does not create any duty or liability of a Covered Person that does not otherwise exist at law or in equity.

The Officers of the Corporation shall have the same fiduciary duties to the Corporation that officers of a Nevada corporation owe to such corporation, and for the purposes of clarity, the foregoing does not eliminate or limit the fiduciary duties of Officers of the Corporation (solely in such individual’s capacity as an Officer, including with respect to any individual who is serving as an Officer and also serving as a Director) or any duties that may have been delegated to such Officer of the Corporation pursuant to Section 5, in each case, solely to the extent any such duties apply to the officer in such individual’s capacity as an Officer (and not in any other respect). The Directors (in such capacity) shall have no duty (fiduciary or otherwise) to the Corporation, and the Directors shall have no duty (fiduciary or otherwise) to the Corporation, in each case, to the fullest extent that the Act permits the limitation or elimination of duties to the Corporation.

Each Covered Person (regardless of such person’s capacity and regardless of whether another Covered Person is entitled to indemnification) shall be indemnified and held harmless by the Corporation (but only to the extent of the Corporation’s assets), to the fullest extent permitted under applicable Law, from and against any and all loss, liability and expense (including without limitation taxes; penalties; judgments; fines; amounts paid or to be paid in settlement; costs of investigation and preparations; and fees, expenses and disbursements of attorneys, whether or not the dispute or proceeding involves the Corporation or any Officer or Director) reasonably incurred or suffered by any such Covered Person in connection with the activities of the Corporation or its Subsidiaries, except where a court of competent jurisdiction has rendered a final determination that the loss, liability, or expense incurred by such Covered Person was incurred or suffered by reason of such Covered Person’s fraud, willful misconduct or (only to the extent applicable Law does not permit indemnification for gross negligence) gross negligence. The Corporation shall advance to any Covered Person the expenses and other indemnification payments to which such Covered Person may be otherwise entitled; provided, however, that any such advance shall only be made if (i) the Covered Person delivers an opinion of counsel (based upon readily available facts and without independent investigation) that such counsel believes that such Covered Person is not likely to be found ineligible for such expense or indemnification payment and (ii) the Board determines in its sole discretion that such payment is appropriate.

Each Covered Person may rely, and shall incur no liability in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond debenture, paper, document, signature or writing reasonably believed by it to be genuine, and may rely on a certificate signed by an officer, agent or representative of any person in order to ascertain any fact with respect to such Person or within such person’s knowledge, in each case unless a court of competent jurisdiction has rendered a final determination that such Covered Person has engaged in fraud or willful misconduct.

The obligations of the Corporation to the Covered Persons provided in the Transaction Documents or arising under Law are solely the obligations of the Corporation, and no personal liability whatsoever shall attach to, or be incurred by, any Covered Person for such obligations, to the fullest extent permitted by Law. Where the foregoing provides that no personal liability shall attach to or be incurred by a Covered Person, any claims against or recourse to such Covered Person for or in connection with such liability, whether arising in common law or equity or created by rule of law, statute, constitution, contract or otherwise, are expressly released and waived under the Transaction Documents, to the fullest extent permitted by Law, as a condition of, and as part of the consideration for, the execution of the Transaction Documents and any related Bylaws, and the incurring by the Corporation of the obligations provided in such Bylaws.

6.2Indemnification in Actions by Third Parties. The Corporation shall, to the extent permitted by the Nevada Corporations Act, indemnify any person who is or was a Director, Officer, employee, or agent of the Corporation or is or was serving at the Corporation’s request as a Director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other entity (each such person, an “Indemnitee”) against expenses, including attorneys’ fees, judgements, fines, and amounts paid in settlement, actually and reasonably incurred by the Indemnitee in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than a proceeding by or in the right of the Corporation, to which the Indemnitee is, was, or is threatened to be made a party by reason of being an indemnitee, if the Indemnitee either:

(a)did not breach, through intentional misconduct, fraud, or a knowing violation of law, the Indemnitee’s fiduciary duties as a Director or officer to act in good faith and in the interests of the Corporation;

(b)acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful.

6.3Indemnification in Actions by or On Behalf of the Corporation. The Corporation shall, to the extent permitted by the Nevada Corporations Act, indemnify any Indemnitee against expenses, including attorneys’ fees and amounts paid in settlement, actually and reasonably incurred by the Indemnitee in connection with any threatened, pending, or completed suit or action by or in the right of the Corporation to which the Indemnitee is, was, or is threatened to be made a party by reason of being an Indemnitee, if the Indemnitee either:

(a)did not breach, through intentional misconduct, fraud, or a knowing violation of law, the Indemnitee’s fiduciary duties as a Director or officer to act in good faith and in the interests of the Corporation;

(b)acted in good faith and in a manner the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation.

6.4Indemnification Against Expenses. The Corporation shall, to the extent permitted by the Nevada Corporations Act, indemnify any indemnitee who was successful, on the merits or otherwise, in the defense of any action, suit, proceeding, or claim described in Section 6, against expenses (including attorneys’ fees) actually and reasonably incurred by the Indemnitee in connection with the defense.

6.5Non-Exclusivity of Indemnification Rights. The rights of indemnification set out in this Section 6 shall be in addition to and not exclusive of any other rights to which any Indemnitee may be entitled under the Articles of Incorporation, Bylaws, any other agreement with the Corporation, any action taken by the Directors or stockholders of the Corporation, or otherwise. The indemnification provided under this Section 6 shall inure to the benefit of the heirs, executors, and administrators of an Indemnitee.

Nothing in this Section 6 shall be deemed to limit or waive any rights that any Person has for breach of contract or for indemnification under the terms of the Transaction Documents.

6.6Insurance. To the fullest extent permitted by the Act, the Corporation, upon approval by the Board of Directors, shall purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Bylaw. The Corporation shall maintain insurance, at its expense, to protect itself and any Covered Person against any expense, liability or loss covered by this Section 6, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the Act.

6.7Liability for Amounts Distributed. The Officers, except as otherwise expressly provided in the Articles of Incorporation, these Bylaws or required by the Nevada Corporations Act, shall not have an obligation to return money or other property paid or distributed to such Officer, except to the extent arising from any conduct of such Officer for which such Officer is not exculpated. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Bylaws, any Officer is obligated to make any such return, such obligation shall be the obligation of such Officer and not of any other Person.

6.8Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Corporation is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Corporation. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Corporation, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

ARTICLE VII:

SHARE CERTIFICATES AND TRANSFER

7.1Certificates Representing Shares; Uncertified Shares. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any class or series of stock shall be uncertificated shares. The Corporation shall, within a reasonable time after the issuance or transfer of any uncertificated shares, send to the registered owner of the shares a written notice containing the information required to be set forth or stated on certificates pursuant to the Nevada Corporations Act. Shares represented by certificates shall be signed by officers or agents designated by the Corporation for such purpose and shall state:

(a)the name of the Corporation and that it is organized under the laws of Nevada;

(b)the name of the person to whom the certificate is issued;

(c)the number of shares represented by the certificate;

(d)any restrictions on the transfer of the shares, such statement to be conspicuous.

Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing shares of the same class and series shall be identical.

No share shall be issued until the consideration therefor, fixed as provided by law, has been fully paid.

7.2Transfer of Shares. Shares of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of shares of the Corporation shall be made on the books of the Corporation only by the holder of record thereof or by such person’s attorney lawfully constituted in writing and, in the case of certificated shares, upon the surrender of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued. No transfer of shares shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

7.3Registered Stockholders. The Corporation may treat the holder of record of any shares issued by the Corporation as the holder in fact thereof, for purposes of voting those shares, receiving distributions thereon or notices in respect thereof, transferring those shares, exercising rights of dissent with respect to those shares, exercising or waiving any preemptive right with respect to those shares, entering into agreements with respect to those shares in accordance with the laws of the State of Nevada, or giving proxies with respect to those shares.

Neither the Corporation nor any of its officers, Directors, employees, or agents shall be liable for regarding that person as the owner of those shares at that time for those purposes, regardless of whether that person possesses a certificate for those shares and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express notice thereof, except as otherwise provided by law.

7.4Lost, Stolen, or Destroyed Certificates. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed upon the making of an affidavit of that fact by the owner of the allegedly lost, stolen, or destroyed certificate. When authorizing the issue of a new certificate or certificates, the Board of Directors, in its discretion and as a condition precedent to the issuance thereof, may require the owner of the allegedly lost, stolen, or destroyed certificate, or the owner’s legal representative, to give the Corporation a bond or other security sufficient to indemnify it against any claim that may be made against the Corporation or other obliges with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of such new certificate or certificates.

ARTICLE VIII:

DISTRIBUTIONS

8.1Declaration. The Board of Directors may authorize, and the Corporation may make, distributions to its stockholders in cash, property (other than shares of the Corporation), or a dividend of shares of the Corporation to the extent permitted by the Articles of Incorporation and the Nevada Corporations Act.

8.2Fixing Record Dates for Distributions and Share Dividends. For the purpose of determining stockholders entitled to receive a distribution by the Corporation (other than a distribution involving a purchase or redemption by the Corporation of any of its own shares) or a share dividend, the Board of Directors may, at the time of declaring the distribution or share dividend, set a date no more than sixty days prior to the date of the distribution or share dividend. If no record date is fixed for such distribution or share dividend, the record date shall be the date on which the resolution of the Board of Directors authorizing the distribution or share dividend is adopted.

8.3Distribution Waterfall.

(a)Current Distributions. The Board shall have sole discretion to determine the timing of distributions and the aggregate amounts available for distributions provided, however, (1) no distribution shall be made without prior consideration of any constricting contractual agreement, (2) at any time where there is a Disputed Indemnification Amount outstanding, the Corporation shall provide Credit Support in an amount equal to the amount of such Disputed Indemnification Amount which shall not be distributed (and the reasonable third-party costs of any such Credit Support shall be borne by the non-prevailing party in such dispute), and (3) that distributions in shares shall only be made to the shares of record as of the declaration date (“Date of Record”).

(b)Liquidation Distributions. For the avoidance of doubt, on a liquidation of the Corporation, distributions shall be made as follows:

(1)All distributions made under this Section shall be made to the shareholders of record on the record date established by the Board or, in the absence of any such record date, to the shareholders on the date of the distribution.

(2)Except in the case of the dissolution and winding-up of the Corporation, securities distributed in kind shall be traded on a recognized national securities exchange in the United States or the Nasdaq Market and be immediately available for sale (without regard to volume limitations) pursuant to a registration statement or otherwise. The fair market value of securities distributed in kind shall be the average of the closing values of such securities over the 21 trading days immediately preceding such distribution made in accordance with this Section.

(3)The Corporation is authorized to withhold from distributions, or with respect to allocations, to the shareholders and to pay over to any federal, state, local or foreign government any amounts required to be so withheld pursuant to the Code or any provisions of any other Law. For all purposes under this Bylaws, any amount so withheld shall be treated as actually distributed to the shareholder with respect to which such amount was withheld.

ARTICLE IX:

MISCELLANEOUS

9.1Notices.Except as expressly set forth to the contrary in these Bylaws, all notices, requests or consents provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered, emailed and confirmed, or mailed by certified mail, return receipt requested, or nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that any such party may designate by written notice to the other parties. Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by emailed, be deemed received on the first Business Day following confirmation; shall, if delivered by nationally recognized overnight delivery service, be deemed received the first Business Day after being sent; and shall, if delivered by mail, be deemed received upon the earlier of actual receipt thereof or five Business Days after the date of deposit in the United States mail.

9.2Loans. Without authorization by a resolution of the Board, the Corporation is prohibited from making or accepting loans in its name, or issuing evidences of indebtedness in its name. The authorization of the Board for the Corporation to perform these acts can be general or specific.

9.3Loans to Employees and Officers. The Corporation may lend money to, or guaranty any obligation of, or otherwise assist, any Officer or employee of the Corporation or of its subsidiary, including any Officer or employee who is a Director of the Corporation or any subsidiary of the Corporation, whenever, in the opinion of the Directors, the loan, guaranty or assistance may reasonably be expected to benefit the Corporation. The loan, guaranty or other assistance may be with our without interest, and may be unsecured, or secured in such manner as the Board will approve, including, without limitation, a pledge of shares of the Corporation. Nothing contained in this section is to be construed so as to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any applicable statute.

9.4Checks, Drafts, Notes. All checks, drafts, or other instruments for payment of money, notes or other evidences of indebtedness issued in the name of the Corporation must be signed by a designated Officer or Officers, agent or agents of the Corporation and in a manner as shall be determined from time to time by resolution of the Board of Directors.

9.5Deposits. All funds of the Corporation not otherwise used will be deposited to the credit of the Corporation in banks, trust companies, or other depositories designated by the Board.

9.6Accounts. The Officers shall establish, with authorization by a resolution of the Board, one or more separate bank and investment accounts and arrangements for the Corporation and its Subsidiaries, which shall be maintained in the Corporation’s and Subsidiaries’ name with financial institutions and firms that the Board may determine. The Board of Directors will authorize by a resolution, the authorized signing Officers, or agents to the different accounts. The Corporation and Subsidiaries may not commingle the corporate’s funds when specified by contractual obligation and agreements.

9.7Authority to Execute Agreements. The Board may give authority to any Officer or agent, to make any contract or execute and deliver any instrument in the name of the Corporation and on its behalf, and that authority may be general or specific. All agreements of the Corporation shall be executed on behalf of the Corporation by any of the following:

(a)the CEO

(b)such other officer or employee of the Corporation authorized in writing by the CEO, with such limitations or restrictions on such authority as the CEO deems appropriate.

(c)such other person as may be authorized by the Board of Directors.

In connection with these Bylaws, the Corporation shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of these Bylaws and the intention of the parties as expressed herein, including if necessary any action required to authorize and direct the Officers to amend these Bylaws is enforceable under the laws of the state in which the Corporation is organized.

9.8Fiscal Year. The fiscal year of the Corporation shall be as determined by the Board of Directors.

9.9Annual Budget. The Corporation shall instruct the Chief Executive Officer to present to the Board of Directors and the Officers, at least 90 days before the beginning of each fiscal year of the Corporation, a reasonably detailed annual budget by strategic line of business, including forecasts of the corporate general overhead, revenue, expenses, expected operations and maintenance expenditures, capital expenditures and estimated investment capital, for the upcoming fiscal year. Such budget shall be subject to approval in accordance with Section 3.19. The budget for any fiscal year, as so approved, is referred to as the “Annual Budget.”

9.10Board Presentation. The Corporation and Subsidiaries should present to the Board of Directors the following:

(a)Within 15 days after the end of each fiscal quarter (including the 4th quarter), an unaudited balance sheet as of the end of such quarter and an unaudited related income statement, and statement of cash flows for such quarter and year to date including any footnotes thereto (if any) prepared in accordance with US GAAP (with the exception of normal year-end adjustments and absence of footnotes), consistently applied, together with a comparison of such statements to the Annual Budget for such periods, updated Annual Budget, full cycle projects actuals and budgets, any applicable models, including overhead allocations, and updated capital and cash accounts showing contributions and distributions;

(b)within 90 days after the end of each fiscal year, an audited balance sheet as of the end of such fiscal year and the related income statement, statement of stockholder’s equity and statement of cash flows for such fiscal year prepared in accordance with US GAAP, consistently applied and a signed audit letter from the Company’s auditors who shall be selected from a nationally recognized accounting firms approved by the Board;

(c)promptly after the occurrence of any material event, notice of such event together with a summary describing the nature of the event and its impact on the Corporation; and

(d)the Corporation shall use its commercially reasonable efforts to cause the Board to hold meetings no less frequently than monthly, and at such meetings the Corporation shall report to the Board of Directors on, among other things, its business activities, prospects, and financial position.

9.11Conflict with Applicable Law or Articles of Incorporation. Unless the context requires otherwise, the general provisions, rules of construction, and definitions of the Nevada Corporations Act shall govern the construction of these Bylaws. These Bylaws are adopted subject to any applicable law and the Articles of Incorporation. Whenever these Bylaws may conflict with any applicable law or the Articles of Incorporation, such conflict shall be resolved in favor of such law or the Articles of Incorporation.

9.12Invalid Provisions. If any one or more of the provisions of these Bylaws, or the applicability of any provision to a specific situation, shall be held invalid or unenforceable, the provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of these Bylaws and all other applications of any provision shall not be affected thereby.

ARTICLE X:

AMENDMENT OF BYLAWS

10.1Entire Bylaws; Supersedure. These Bylaws constitutes the entire Bylaws of the Corporation and supersedes all prior Bylaws with respect to the Corporation.

10.2Amendments. Bylaws may be adopted, amended, or repealed by the stockholders if notice of the proposed alteration or amendment is contained in the notice of the meeting. These Bylaws may be amended, altered, or repealed by the affirmative vote of a majority of the entire Board of Directors at any regular or special meeting of the Board of Directors, except as prohibited by a Bylaw adopted by the stockholders.

Any repeal of this Bylaws shall only be prospective and no repeal or modification hereof shall adversely affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the Corporation.

10.3Severability. If any provision of these Bylaws is held to be illegal, invalid or unenforceable under present or future laws effective, such provision shall be fully severable; these Bylaws shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of these Bylaws; and the remaining provisions of these Bylaws shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from these Bylaws. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of these Bylaws a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.